November 12, 1999



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        RE:  Registration Statement on Form S-1
             R-Tec Technologies, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to R-Tec Technologies, Inc., a New Jersey corporation (the "Company"), in connection with the public offering of up to 1,250,000 common shares (the "Common Shares").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "1933 Act").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Registration Statement of the Company on Form S-1 relating to the Common Shares, filed with the Securities and Exchange Commission (the "Commission") on June 11, 1999 (the "Registration Statement"); (ii) the Articles of Incorporation and the Bylaws of the Company, as amended to date; (iii) the form of voting Common Stock Certificate; (iv) copies of certain resolutions (the "Resolutions") adopted by the Board of Directors of the Company relating to the issuance of the Common Shares, the filing of the Registration Statement and any amendments or supplements thereto and related matters; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         The undersigned is admitted to the bar in the State of Florida, and does not express any opinion as to the laws of any other jurisdiction, other than the laws of the United States of America to the extent referred to specifically herein.

         Based on such examination, we are of the opinion that:

         1. The Common Shares have been duly and validly authorized and, when certificates therefor have been duly authenticated, delivered and paid for in accordance with all applicable laws and agreements, will be duly and validly issued, fully paid and nonassessable.

         We consent to the use of this firm's name under the caption "Legal Matters" in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the 1933 Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                           Sincerely,

                                           BRASHEAR & ASSOCIATES, P.L.



                                                  /S/
                                           -----------------------------
                                           Bruce Brashear, Esq.